SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. __)

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material under Rule 14a-12.

SCPIE HOLDINGS INC.

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(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS III, L.P.

STILWELL VALUE LLC

JOSEPH STILWELL

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed:

THE STILWELL GROUP

26 BROADWAY, 23rd FLOOR

NEW YORK, NY 10004

T 212.269.5800

F 212.269.2675

March 14, 2008

Dear Fellow Shareholder:

If you are a California physician and TDC buys our Company, you are giving them the market power to raise your insurance rates. TDC wants to buy SKP to eliminate a competitor and have a freer hand to raise your insurance rates. Don’t let them!

In my estimation, Don Zuk and Dr. Karlan have failed as fiduciaries to shareholders and now they want to sell our Company on the cheap. Don’t let them! Just compare the track record of their management of our Company with what they have paid themselves over the past 11 years:

Comparison of SKP Earnings Since Coming Public to Donald Zuk’s Compensation

(in thousands)

Year	SKP Net Income	Donald Zuk Annual Income
2007	17,900	Not available yet – call it a million
2006	12,280	1,054
2005	3,468	926
2004	(7,886)	626
2003	(12,806)	841
2002	(38,382)	679
2001	(57,976)	658
2000	17,271	608
1999	29,902	1,053
1998	36,976	998
1997	32,176	951
		9,394
		3,402	Spread on stock option grants (204,000 shares)

Total earnings: $32,923		$12,796:	Total compensation for Don Zuk

While the entire franchise earned a meager $33 million over 11 years, Don Zuk walked away with almost $13 million for himself over the same period. And Dr. Karlan, for very part-time work, walked away with (incompletely disclosed) millions in stock options, board retainers, board meeting payments, committee payments, restricted shares, retirement benefits, and a $100,000 annual additional retainer just for being Chairman.

Nice work, if you can get it, no?

So why should we trust their judgment? Just because it’s time for Don Zuk to retire is no reason to sell our Company on the cheap. Remember, SKP is a publicly-held enterprise – you are an owner of this franchise and approval by a majority of the shares is needed for this deal to be accomplished. Don’t aid and abet Don’s last grab for an extra 7-figure reward.

In addition, if you are one of the California physicians who received SKP shares in exchange for membership interests in the old reciprocal, you generally will be liable for state and federal taxes of $6.80 per share* based on the proposed $28 cash offer for our Company—leaving you with even less capital than before the board recommended this transaction. (This is not tax advice; you should consult with your tax advisor.)

Vote AGAINST the proposed deal with The Doctors Company. If you’ve already returned Management’s card, change your vote by returning the GOLD card or by voting via the Internet or telephone. Only your last vote will count. Don’t let them sell our Company on the cheap.

Sincerely, /s/ Joseph Stilwell
Joseph Stilwell

* The estimated tax liability of $6.80 for a California physician who received shares in SKP when it went public in 1997 is calculated as follows. According to SKP’s proxy statement, the receipt of cash exchanged for stock will result in a gain between the cash received and the basis (p. 3), the basis for shares received in the public offering would be zero, and this would result generally in a taxable gain of $28 per share. The federal capital gain rate of 15% yields a tax liability of $4.20; California has a marginal tax rate of 9.3% for taxable income levels above $44,819, yielding a California income tax liability of $2.60 per share. Please note that this is not tax advice. I urge you to consult your own tax advisor for advice regarding your personal tax liability.

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On February 4, 2008, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the March 26, 2008 special meeting of stockholders of SCPIE Holdings Inc. On the record date for the meeting, February 4, 2008, there were 9,583,165 shares of common stock of SCPIE Holdings Inc. outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning February 8, 2008. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting Morrow & Co., LLC at 800-662-5200.